Exhibit 10.3

OVERSEAS SHIPHOLDING GROUP, INC.

2004 Stock Incentive Plan
_______________________________

Restricted Stock Award
______________________________

You are hereby awarded common stock of Overseas Shipholding Group, Inc. (the "Company") on a restricted basis ("Restricted Stock") subject to the terms and conditions set forth in this Restricted Stock Award ("Award") and in the Overseas Shipholding Group, Inc. 2004 Stock Incentive Plan ("Plan"), which is attached hereto as Exhibit A. This Award is subject to the Plan's terms and conditions. All determinations, interpretations, or other actions respecting the Plan and this Award will be made by the Committee under the Plan, and shall be final, conclusive and binding on all parties, including you and your successors in interest. Capitalized terms are defined in the Plan or in this Award.

Specific Terms. Your Restricted Stock Award has the following terms:

Name of Participant:	Morten Arntzen
Address of Participant:	1018 Weed Street New Canaan, Connecticut 06840
Number of Shares Subject to Award:	23,645
Grant Date:	February 15, 2007
Grant Price:	$0
Vesting:

The Restricted Stock under this Award shall vest and become nonforfeitable upon the 5th anniversary of the Grant Date provided you are an employee of the Company or an Affiliate on such date. In addition, 100% of the Restricted Stock under this Award shall vest and become nonforfeitable in the case of a Change in Control. Further, in the event of your termination of employment with the Company or an Affiliate due to Disability, involuntary termination without Cause, termination for Good Reason or death, a pro-rata portion of the Restricted Stock under this Award shall vest based on your period of service with the Company or its Affiliates from the grant date through the date of your termination of employment.

100% of the Restricted Stock under this Award shall be forfeited if your employment with the Company and its Affiliates terminates for any reason or for no reason prior to the 5th anniversary of the Grant Date, except as provided above.

1.   Certificates. Restricted Stock will be evidenced by a book-entry in the Company's records. Upon vesting, you may request a physical certificate for your vested shares.

2.   Share Issuance. You are responsible for providing to the Company the amount of any legally required tax withholding as of the time of vesting of your Restricted Stock. Unless you make alternative arrangements with the Committee to satisfy applicable tax-withholding obligations, at the time your Restricted Stock vests, the Company may, to the extent permitted by law, deduct from payments otherwise due to you, the minimum statutory withholding for federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock which becomes vested. If permitted by the Committee, you may elect to satisfy applicable tax withholding obligations by reducing the number of shares of Restricted Stock payable to you.

3.   Investment Purposes. The Restricted Stock granted to you pursuant to this Award is being granted by the Company with the understanding that you may not sell or distribute the Restricted Stock unless it is registered for sale or the sale is in accordance with an available exemption from registration.

4.   Rights with Regard to Restricted Stock. You will have the right to vote the Restricted Stock, to receive and retain all regular cash dividends payable to holders of record of the Company's common stock on and after the Grant Date (although such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on Restricted Stock), and to exercise all other rights, powers and privileges of a holder of common stock of the Company, with the exceptions that until the Restricted Stock becomes vested: (i) you will not be entitled to delivery of stock certificates; and (ii) you may not sell, transfer, pledge, hypothecate, assign or otherwise dispose of your Restricted Stock, except as permitted under the Plan or this Award.

5.   Attempted Transfer. Any attempted sale, transfer, pledge, hypothecation, assignment, exchange or other disposition of Restricted Stock in violation of the Plan and this Award will be considered void and of no effect and the Company will have the right to disregard the same on its books and records and to issue "stop transfer" instructions to its transfer agent.

6.   Section 83(b) Election. You may, but are not required to, elect (in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended) within 30 days of the Grant Date, to include in gross income for federal tax purposes in the year of issuance, the fair market value of your Restricted Stock. You should consult with your tax advisor concerning such an election.

7.   Adjustments. In the case of any change in corporate structure as contemplated under Section 4.2(b) of the Plan, an equitable adjustment shall be deemed necessary and shall be made in accordance with such Section 4.2(b).

8.   Not a Contract of Employment. Nothing in this Award or the Plan confers on you any right to continued employment with the Company or Affiliate or restricts the Company's or Affiliate's right to terminate your employment at any time for any or no reason.

9.   Severability. The provisions of this Award and the Plan are intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

10.  Notices. Any notice or communication required or permitted to be given by any provision of this Award or the Plan shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company or the Committee, at the address set forth below, to the attention of the Vice President and Head of Worldwide Human Resources; and (ii) if to you, at the address the Company has on file for you. Any such notice shall be deemed to be given as of the date it is personally delivered or properly mailed.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 15th day of February, 2007.

                                                OVERSEAS SHIPHOLDING GROUP, INC.

                                                By: /s/Charles A. Fribourg
                                                            Chairman of the Compensation Committee

                                                        /s/Morten Arntzen
                                                        Participant - Morten Arntzen

Information Concerning the Tax Treatment
on Restricted Stock Grants

Recipients of Restricted Stock Grants or Success Share Awards have the option of electing to pay taxes under IRC Section 83(b) within 30 days of the grant date which is February 15. 2007, based on the fair market value of the stock as of such date. The price is $63.44. The advantage of making this election is that by paying the tax under Section 83(b), you become eligible for capital gains treatment on any gains or losses you may recognize on the sale of your vested shares based on the difference in the stock price as of the grant date and the price on the sale date. As a result, the dividend income you receive from the restricted shares will be taxed at a rate of 15%. However, if you pre-pay your taxes under Section 83(b) and then forfeit the stock before it vests, you also forfeit the amount you prepaid.

If this election is not made, upon vesting, you will recognize ordinary income and such amounts will be subject to both wage withholding and employment taxes and reflected in W2 earnings. Any dividends received on non-vested shares will also be treated as compensation and reflected as W2 earnings.

This election does not apply to stock option grants.

Please refer to the attached Prospectus for more detailed information concerning the tax consequences on your restricted shares or your options. We also suggest that you speak with your financial advisor as we cannot provide tax advice.

If you are interested in electing to pay tax within under Section 83(b), please contact Human Resources.